Exhibit 5.1

[Skadden, Arps, Slate, Meagher & Flom LLP Letterhead]

July 18, 2016

Kinsale Capital Group, Inc.

2221 Edward Holland Drive

Suite 600

Richmond, VA 23230

Re:	Kinsale Capital Group, Inc. Registration Statement on Form S-1 (File No. 333-212394)

Ladies and Gentlemen:

We have acted as special counsel to Kinsale Capital Group, Inc., a Delaware corporation (the “Company”), in connection with the initial public offering of shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), relating to the sale (a) by the Company to the Underwriters (as defined below) of 5,000,000 shares of Common Stock (the “Company Shares”) and (b) by the Selling Stockholders (as defined below) to the Underwriters of 1,000,000 shares of Common Stock and up to an additional 900,000 shares of Common Stock at the Underwriters’ option (such 1,900,000 shares of Common Stock, the “Secondary Shares”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K of the General Rules and Regulations under the Securities Act of 1933, as amended (the “Act”).

In connection with this opinion, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of (a) the Registration Statement on Form S-1 (File No. 333-212394) of the Company, filed with the Securities and Exchange Commission (the “Commission”) under the Act on July 1, 2016 and Pre-Effective Amendment No. 1 thereto (such registration statement, as so amended, being hereinafter referred to as the “Registration Statement”); (b) the form of underwriting agreement (the “Underwriting Agreement”) proposed to be entered into by and among J.P. Morgan Securities LLC and William Blair & Company, L.L.C., as representatives of the several underwriters named therein (the “Underwriters”), the Company and the selling stockholders named therein (the “Selling Stockholders”), filed as Exhibit 1.1 to the Registration Statement; (c) the Certificate of Incorporation of the Company, as amended to date and currently in effect; (d) the Bylaws of the Company, as amended to date and currently in effect; (e) the form of Amended and Restated Certificate of Incorporation of the Company (the “New Charter”), to be in effect before the closing of the IPO and filed as Exhibit 3.1 to the Registration Statement; (f) the form of Amended and Restated By-Laws of the Company (the “New By-Laws”), to be in effect before the closing of the IPO and filed as Exhibit 3.2 to the Registration Statement; (g) certain resolutions of the Board of Directors of the Company relating to the Company Shares, the Secondary Shares and related matters; (h) the action by written consent of the stockholders of the Company relating to the New Charter; and (i) a certificate, dated July 18, 2016, from the Secretary of State of the State of Delaware with respect to the Company’s existence and good standing in the State of Delaware. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinions stated below.

In our examination, we have assumed the genuineness of all signatures, including endorsements, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. In making our examination of executed documents, we have assumed that the parties thereto, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts relevant to the opinions stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials.

Kinsale Capital Group, Inc.

July 18, 2016

Members of our firm are admitted to the bar in the State of New York, and we do not express any opinion with respect to the law of any jurisdiction other than Delaware corporate law (including, to the extent applicable, the Delaware constitution and judicial decisions) and we do not express any opinion as to the effect of any other laws on the opinions herein stated.

Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that:

1.     Upon the (i) due filing of the New Charter with the Secretary of State of the State of Delaware and the effectiveness thereof under Delaware law, (ii) adoption by the Board of Directors of the Company of the New By-Laws, (iii) due action by a duly appointed committee of the Board of Directors of the Company to determine the price per share of the Company Shares and (iv) due execution and delivery of the Underwriting Agreement and issuance of the Company Shares against payment therefor in accordance with the Underwriting Agreement, the Company Shares will have been duly authorized by all necessary corporate action of the Company and will be validly issued, fully paid and nonassessable.

2.     The issuance of the Secondary Shares has been duly authorized by all necessary corporate action on the part of the Company and, when the reclassification transactions are consummated as contemplated by the Registration Statement, the Secondary Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption “Legal matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP